Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post–Effective Amendment No. 70  to the Registration Statement on Form N–1A of our report dated February 18, 2016 for Variable Insurance Products Fund II: VIP International Capital Appreciation Portfolio, on the financial statements and financial highlights included in the December 31, 2015 Annual Report to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statements.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts April 11, 2016